Nevada, Iowa ----- May 12, 2015 Lincolnway Energy, LLC (“ Lincolnway ”) announced its unaudited financial results for the three months ended March 31, 2015.

Results for the 2nd Quarter Fiscal Year 2015

Gross Profit -	$500,958
EBITDA -	1,782,945
Net Income -	$(255,856)

Lincolnway reported a net loss of $.26 million, or ($6.08) per unit, for the three months ended March 31, 2015, compared to net income of $4.3 million, or $101.65 per unit, for the three months ended March 31, 2014.

Gross profit for the three months ended March 31, 2015 was $.5 million, compared to a gross profit of $5.1 million for the three months ended March 31, 2014.

EBITDA, which is defined as earnings before interest, income taxes, depreciation, and amortization, was $1.8 million for the three months ended March 31, 2015, compared to $6.1 million for the three months year ended March 31, 2014.

Eric Hakmiller, Lincolnway's President and CEO stated, “Ethanol pricing was very difficult this quarter as the industry operated at high production during a period of the year that is traditionally the low demand for fuel. We were very pleased to see the impact of the investments we made into the plant in 2014 on the cost structure of the plant.  We were able to capture the low natural gas costs with the new natural gas boiler and were able to produce a record volume of ethanol.  The new operating environment at Lincolnway Energy will continue to benefit us in both week and strong margin environments going forward.”

About Lincolnway Energy, LLC:

Lincolnway is located on approximately 160 acres in Nevada, Iowa, operating a 50 million gallon per year ethanol plant. Lincolnway began producing ethanol in May, 2006.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are identified by terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, Lincolnway has identified in its Annual Report on Form 10-K important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of Lincolnway, including, without limitation, the risk and nature of Lincolnway's business, and the effects of general economic conditions on Lincolnway. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Lincolnway further cautions that such factors are not exhaustive or exclusive. Lincolnway does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of Lincolnway.

Financial Results

LINCOLNWAY ENERGY, LLC
Statements of Operations
For the Three Months Ended March 31, 2015 and 2014

	2014	2013
	(Unaudited)

Revenue	$30,168,024	$36,494,001
Cost of goods sold	29,667,066	31,443,627
Gross profit	500,958	5,050,374

General and administrative expenses	748,136	776,590
Operating income (loss)	(247,178)	4,273,784

Other income (expense):
Interest income	4,065	2,660
Interest expense	(12,743)	(2,013)
	(8,678)	647

Net income (loss)	$(255,856)	$4,274,431

Weighted average units outstanding	42,049	42,049

Net income (loss) per unit - basic and diluted	$(6.08)	$101.65

EBITDA	$(255,856)	$6,092,352

Management uses EBITDA, a non-GAAP measure, to measure Lincolnway’s financial performance and to internally manage its business. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, our computation of EBITDA may not be comparable with a similarly-titled measure of another company.

Summary Balance Sheets

	March 31, 2015	September 30, 2014
	(unaudited)
ASSETS
Cash and cash equivalents	$250	$30,273
Cash equivalents - repurchase account	4,722,319	22,948,115
Derivative financial instruments	626,754	487,078
Trade and other accounts receivable	4,230,914	1,543,599
Inventories	3,839,193	4,738,106
Prepaid expenses and other	252,367	362,495
Total current assets	13,671,797	30,109,666
Net property and equipment	35,940,062	31,991,348
Other assets	856,384	646,623
Total Assets	$50,468,243	$62,747,637

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$4,495,239	$4,566,981
Current settlement payable, related party	425,000	0
Current maturities of notes payable	53,714	53,153
Total current liabilities	4,973,953	4,620,134
Total long term liabilities	1,446,520	1,881,851
Total members' equity	44,047,770	56,245,652
Total Liabilities and Members' Equity	$50,468,243	$62,747,637

Contact:
Kris Strum, Director of Finance
Lincolnway Energy, LLC
515.817.0153